     As filed with the Securities and Exchange Commission on March 21, 1997

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          APACHE MEDICAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


Delaware                           7371                          23-2476415
(State or other jurisdiction       (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)


                             1650 Tysons Boulevard
                            McLean, Virginia  22102
                           Telephone:  (703) 847-1400
(Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                        OF APACHE MEDICAL SYSTEMS, INC.

      APACHE MEDICAL SYSTEMS, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                           (Full title of the plans)

                          Gerald E. Bisbee, Jr., Ph.D.
                      Chairman and Chief Executive Officer
                          APACHE Medical Systems, Inc.
                             1650 Tysons Boulevard
                            McLean, Virginia  22102
                           Telephone:  (703) 847-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

        Karen A. Erikson, Esq.        George C. McKann, Esq.
        APACHE Medical Systems, Inc.  Gardner, Carton & Douglas
        1650 Tysons Boulevard         321 North Clark Street, Suite 3200
        McLean, Virginia  22102       Chicago, Illinois  60610


                        CALCULATION OF REGISTRATION FEE

                                                          Proposed Maximum        Proposed Maximum
          Title of Securities              Amount to be   Offering Price Per    Aggregate Offering       Amount of
            to be Registered              Registered (1)  Share                 Price                 Registration Fee
----------------------------------------  --------------  --------------------  --------------------  ----------------
Common Stock, (par value $.01 per share)
-Reserved under Amended and Restated
Employee Stock Option Plan  (2)                 425,841          $ 6.1875            $2,634,892            $  799

-Outstanding under Amended and Restated
Employee Stock Option Plan (3)                1,270,748          $ 6.9038            $8,772,990            $2,659

-Reserved under Non-Employee Directors
Stock Option Plan (2)                            57,500          $ 6.1875            $  355,781            $  108

-Outstanding under Amended and Restated
Non-Employee Director Stock Option Plan
(4)                                              12,500          $10.0625            $  125,781            $   39
                                              ---------                                                    ------
                 TOTAL                        1,766,589                                                    $3,605


(1) Together with an indeterminable number of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plans as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to 17 C.F.R. Section 230.416.

(2) Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the Nasdaq National Market on March 19, 1997 with respect to 425,841 shares available for grant under the Amended and Restated Employee Stock Option Plan and 57,500 shares available for grant under the Non-Employee Director Stock Option Plan.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $6.9038 per share for outstanding options to purchase a total of 1,270,748 shares of Common Stock.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $10.0625 per share for outstanding options to purchase a total of 12,500 shares of Common Stock.

                                   PROSPECTUS

                          APACHE MEDICAL SYSTEMS, INC.

                         751,362 SHARES OF COMMON STOCK

                           (par value $.01 per share)

     This Prospectus may be used by certain persons (the "Selling Stockholders"), who may be deemed to be affiliates of APACHE Medical Systems, Inc., a Delaware corporation (the "Company" or "APACHE"), to sell shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), which have been acquired or will be acquired by the Selling Stockholders pursuant to the exercise of all or any portion of certain stock options granted pursuant to the Amended and Restated Employee Stock Option Plan of APACHE ("Option Plan") and the APACHE Non-Employee Director Stock Option Plan ("Director Plan") (the Option Plan and the Director Plan are referred to together as the "Plans"). It is anticipated that the Selling Stockholders will offer shares of Common Stock for sale at prevailing prices on the Nasdaq National Market ("Nasdaq") on the date of sale. All proceeds from any sale of such shares of Common Stock will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of the shares of Common Stock which may be offered hereby, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire the shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working capital. All expenses of the registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

     The Common Stock is listed and traded on the Nasdaq National Market under the symbol "AMSI." On March 19, 1997, the last reported sale price was $6.125 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 21, 1997.

     No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

     No action has been or will be taken in any jurisdiction by the Company or the Selling Stockholders that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Selling Stockholders to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto.
For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto, a copy of which may be obtained from the Securities and Exchange Commission. The statements contained in this Prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete; each such statement is qualified in its entirety by reference to such document. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the SEC's Web site at: http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

           1. The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1996; and

           2. The description of the shares of the Company's Common Stock, $.01 par value per share, contained in the Company's Registration Statement on Form 8-A (Registration No. 000-20805), filed with the Commission on June 4, 1996 registering such shares pursuant to Section 12 of the Exchange Act including any amendment or report updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent of a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus by reference, exclusive of exhibits (unless such exhibits are specifically incorporated by reference into such documents), to each person, including any beneficial owner, to whom this Prospectus is delivered. Requests for such documents should be directed to APACHE Medical Systems, Inc., 1650 Tysons Boulevard, McLean, Virginia 22102,
Attention: Assistant Secretary (telephone (703) 847-1400).

                                  THE COMPANY

     APACHE provides clinically-based support information systems to the healthcare industry. The Company believes that it is the only healthcare information company that can provide hospitals and physicians with patient-specific, concurrent and predictive outcomes information at the point of care that can be used to assist them in making clinical and resource utilization decisions. APACHE's products and services address the information needs of both clinicians and healthcare administrators by enabling joint access to clinical and cost information, which facilitates both the containment of costs and the delivery of high-quality care. APACHE's products and services are focused on high-risk, high-cost patients, such as cardiovascular care, critical care and certain chronically ill patients, who typically account for a disproportionately large share of hospital costs.

     The Company was incorporated in Delaware in 1987 and maintains its executive offices at 1650 Tysons Boulevard, McLean, Virginia 22101. The Company's telephone number is (703) 847-1400. References in this Prospectus to "APACHE" or the "Company" include APACHE Medical Systems, Inc. and its wholly-owned subsidiary in the United Kingdom, Critical Audit, Ltd.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully by prospective investors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; EXPECTED LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has never recorded an operating profit and had an accumulated deficit of approximately $23.6 million as of December 31, 1996. The Company expects to continue to record losses for at least the next three quarters. The ability of the Company to achieve profitability in the future largely depends on its ability to generate revenues from its products and services. In view of the Company's operating history, there can be no assurance that the Company will be able to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. The Company's limited capitalization may adversely affect the ability of the Company to raise additional capital in the future and could impair the Company's ability to invest in research and development, sales and marketing programs and other operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including: the Company's relatively long sales cycle; variable customer demand for its products and services; changes in the Company's product mix and the timing and relative prices of product sales; the loss of customers due to consolidation in the healthcare industry; changes in customer budgets; investments by the Company in marketing or other corporate resources; acquisitions of other companies or assets; the timing of new product introductions and enhancements by the Company and its competitors; changes in distribution channels; sales and marketing promotional activities and trade shows; and general economic conditions. Further, due to the relatively fixed nature of most of the Company's costs, which primarily include personnel as well as facilities costs, an unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on the Company's results of operations in that quarter. Accordingly, the Company's operating results for any particular quarterly period may not be indicative of results for future periods. Although the Company has not historically experienced any material seasonality in its operating results, the Company could experience such seasonality in the future, which could cause fluctuations in the Company's quarterly results.

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company's future success and financial performance will depend in large part on its ability to successfully market its products and services. To date, the Company's healthcare provider customers include over 500 of the approximately 5,200 community hospitals in the United States. Healthcare providers comprise most of the Company's customers to date. The Company only recently began to target sales to healthcare suppliers and has not yet completed any sales to healthcare payers. There can be no assurance that the Company will be able to achieve more extensive penetration of its target markets. The failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     The Company's future success and financial performance will also depend on its ability to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction of new and enhanced versions of its products and services. The Company believes that significant continuing product development efforts will be required to sustain the Company's growth and that such efforts have inherent risks. The Company is currently expanding its products and services to include additional high-risk, high-cost disease categories and to broaden coverage across the continuum of care. There can be no assurance that the Company will be successful in entering new markets or in developing and marketing new or enhanced products and services, or that it will not experience significant delays in the introduction of new products and services. In addition, there can be no assurance that new or enhanced products or services developed by the Company will meet the requirements of healthcare providers, suppliers or payers and achieve market acceptance. The failure to enter new markets successfully, to develop new products or to achieve market acceptance for new products could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

STATE AND FEDERAL GOVERNMENT REGULATION

     The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal governments. These state and federal laws and regulations govern both the disclosure and use of confidential patient medical record information. To protect patient confidentiality, data entries to APACHE's databases omit any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the rapidly restructuring healthcare market. Additional legislation governing the dissemination of medical record information is continually being proposed at both the state and federal level. This legislation may require holders or users of such information to implement security measures that may result in substantial cost to the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of the Company to obtain or disseminate patient information. The inability to obtain or disseminate patient information could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     Certain products, including software applications, intended for use in the diagnosis of disease or other conditions, or in the cure, treatment, mitigation or prevention of disease, are subject to regulation by the United States Food and Drug Administration (the "FDA") as medical devices. The laws administered by the FDA impose substantial regulatory controls over the manufacturing, labeling, testing, distribution, sale, marketing and promotion of medical devices and other related activities. These regulatory controls can include compliance with the following requirements: manufacturer establishment registration and device listing; current good manufacturing practices; completion of premarket notification or premarket approval; medical device adverse event reporting; and general controls prohibiting misbranding and adulteration. Violations of the laws concerning medical devices can result in severe criminal and civil penalties and other sanctions. In its 1989 Policy for the Regulation of Computer Products (the "1989 Policy Statement"), the FDA stated that it intended to issue regulations exempting certain clinical decision support software products from a number of regulatory controls, and that until those regulations were issued it would not require manufacturers of such products to comply with requirements other than the general controls. The Company believes that its products are not medical devices and, thus, are not subject to the controls imposed on manufacturers of such products. The Company further believes that to the extent that its products were determined to be medical devices, the products would fall within the exemptions for decision support systems provided by the 1989 Policy Statement. The Company has not taken action to comply with the controls that would otherwise apply if the Company's products were non-exempt medical devices. The FDA has stated that it intends to revise its 1989 Policy Statement and that it may eliminate some or all of the exemptions that it currently allows. Accordingly, there can be no assurance that the FDA will not now or in the future make determinations that the Company's current or future products are medical devices subject to FDA regulations and are ineligible for the exemptions from those regulations. If the FDA made such determinations, the Company would not be able to market its products without obtaining FDA clearance of premarket notifications, or FDA approval of premarket approval applications, submitted by the Company. The regulatory process can be lengthy, expensive, and uncertain; securing FDA clearances or approvals may require the submission of extensive nonclinical and clinical safety and effectiveness data together with other supporting information to the FDA; and there could be no assurance as to when if ever the FDA clearances or approvals would be obtained. There can be no assurance that the Company's current or future products will qualify for future exemptions, if any, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition, results of operations or on the price of the Common Stock.

     In addition to legislation regarding patient records and potential FDA regulation, state and federal lawmakers have proposed, and are likely to continue to propose, a number of other legislative initiatives regulating various aspects of the healthcare industry. The Company is unable to predict what impact, if any, such legislation could have on the Company's business, financial condition and results of operations or on the price of the Common Stock.

INTEGRITY AND RELIABILITY OF METHODOLOGIES AND DATABASES

     The Company's success is highly dependent on the integrity and reliability of its methodologies and databases. The Company's methodologies have been validated by a large number of academic researchers. The Company believes that it takes adequate precautions to safeguard the completeness and consistency of the data in its databases. Moreover, while the Company believes that the information contained in its databases is representative of the clinical and financial aspects of various types of hospitals and patients, there can be no assurance that such information is appropriate for comparative analysis in all cases or that the databases accurately reflect general or specific trends in the healthcare industry. If the validity of the Company's methodologies were challenged in the future or if the information contained in the databases were found, or were perceived, to be inaccurate or unreliable, there could be a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

RISK OF LIABILITY CLAIMS

     Customer reliance on the Company's products and services could result in exposure of the Company to liability claims if the Company's products fail to perform as intended or if patient care decisions based in part on guidance from the Company's products or services are challenged. Even unsuccessful claims could result in the expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's products and services. While the Company takes contractual steps to obtain indemnification for certain liabilities and maintains general commercial liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that damages payable by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

TECHNOLOGICAL CHANGE

     The healthcare information industry is relatively new and is experiencing technological change, changing customer needs, frequent new product introductions and evolving industry standards. In addition, as the computer and software industries continue to experience rapid technological change, the Company must be able to quickly and successfully adapt its products so that they continue to integrate well with the other computer platforms and software employed by its customers. There can be no assurance that the Company will not experience difficulties, including lack of necessary capital or expertise, that could delay or prevent the successful development and introduction of product enhancements or new products in response to technological changes. If the Company is unable to respond to technological changes in a timely and cost-efficient manner, there could be a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

RELIANCE ON THIRD PARTY TO MARKET AND DISTRIBUTE PRODUCTS AND SERVICES

     In June 1996, the Company entered into an agreement with an affiliate of Premier Inc. ("Premier"), which provides buying services to a group of approximately 1,800 hospitals. Pursuant to this agreement, which expires on December 31, 1999, the Company and Premier are cooperating to market the Company's products and services to the hospitals in the Premier buying group. Although the Company continues to market its products and services through other channels, the relationship with Premier has become an important part of the Company's marketing and distribution strategy. There can be no assurance that the Company's relationship with Premier will continue. Furthermore, if the relationship with Premier is terminated, there can be no assurance that the Company will be able to replace the Premier relationship with other means of marketing and distributing its products and services. Failure to continue this relationship or to develop other means of marketing and distributing its products and services could have a material adverse effect on the Company's revenues and operating results. Pursuant to the agreement with the Premier affiliate, the Company has agreed to provide certain discounts to hospitals in the Premier buying group. There can be no assurance that the Company's relationship with Premier or the discounts for Premier buying group members will not have an adverse effect on the Company's ability to market its products and services to potential customers outside of the Premier buying group. If the Company is unable to successfully market its products and services to customers outside of the Premier buying group, there could be a material adverse effect on the Company's business, financial condition and results of operations or on the price of the Common Stock.

HIGHLY COMPETITIVE INDUSTRY

     The market for healthcare information systems and services is highly competitive and rapidly changing. The Company believes that the principal competitive factors for clinical decision support products and services are the quality and depth of the underlying clinical outcomes databases, the proprietary nature of methodologies, databases and technical resources, the usefulness of the data and reports generated by the software, customer service and support, compatibility with the customer's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of sales and marketing efforts.

     The Company's competitors include other companies that collect and distribute healthcare data, such as Impath Laboratories Inc., Mecon, Inc., HCIA Inc., Summit Medical Systems, Inc., Transition Systems Inc. and Oacis Health Care Holdings, Corp. Other companies that provide healthcare information systems include Cerner Corporation, HBO & Company, Shared Medical Systems Corporation, Phamis Inc., HPR Inc. and Vitalcom. However, the Company's products and services are differentiated from the products and services offered by those competitors by virtue of the fact that the Company's products and services, unlike competing products and services, focus primarily on high-risk, high-cost patients and provide both concurrent and predictive outcomes information. Moreover, the Company believes that there are no dominant competitors to the Company in the field of healthcare information systems that focus on high-risk, high-cost patients or that provide concurrent and predictive outcomes information. Many of the Company's competitors have greater financial, product development, technical and marketing resources than the Company and currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. The Company also faces significant competition from internal information services at individual hospitals, large hospital alliances, for-profit hospital chains and managed care companies, many of which have developed their own outcomes databases. As the market for decision support systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it has successfully differentiated itself from competitors, there can be no assurance that future competition would not have a material adverse effect on the Company's business, financial condition and results of operations or on the price of the Common Stock.

UNCERTAINTY AND CONSOLIDATION IN THE HEALTHCARE INDUSTRY

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, state and federal government regulation of reimbursement rates and capital expenditures in the United States healthcare industry has increased. Lawmakers continue to propose programs to reform the United States healthcare system, which may contain proposals to increase governmental involvement in healthcare, lower Medicare and Medicaid reimbursement rates or otherwise change the operating environment for the Company's customers. Healthcare industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products. In addition, the healthcare industry has experienced, and could continue to experience, consolidation as a result of mergers and acquisitions of healthcare providers, suppliers and payers, which typically puts additional pressure on the consolidated companies to reduce expenses. The Company cannot predict what impact, if any, such factors would have on its business, financial condition and results of operations or on the price of the Common Stock.

     In addition, many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. Such consolidation could erode the Company's existing customer base and reduce the size of the Company's target market. In addition, the resulting enterprises could have greater bargaining power, which could lead to price erosion affecting the Company's products and services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations or on the price of the Common Stock.

DEPENDENCE ON KEY PERSONNEL AND OTHERS

     The success of the Company and of its business strategy is dependent in large part on its key management and operating personnel, including its Chairman and Chief Executive Officer, Gerald E. Bisbee, Jr., Ph.D. The Company has entered into confidentiality and noncompetition agreements with each of its executive officers. The Company believes that its success in the future will also depend upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Such individuals are in high demand and are often subject to competing offers. In particular, the Company's success will depend on its ability to retain the services of its executive officers and to hire additional management personnel as needed. The Company will also have an ongoing need to expand the number of its management and support personnel. The loss of the services of one or more members of management or key employees, or the inability to hire additional personnel as needed, could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company maintains a key person life insurance policy on Dr. Bisbee, the amount of insurance may not be sufficient to offset the impact of the Company's loss of the services of Dr. Bisbee.

     William A. Knaus, M.D., a founder, a director and the Chief Scientific Advisor of the Company, was instrumental in the creation of the APACHE critical care methodology. Although the Company has obtained a perpetual license to this methodology, there can be no assurance that a significant change in Dr. Knaus's relationship with the Company would not have a material adverse effect on the Company's business, financial condition and results of operations or on the price of the Common Stock.

DEPENDENCE ON PROPRIETARY ASSETS

     The Company has made significant investments in its methodologies, databases and technology and relies on a combination of trade secret and copyright laws, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop methodologies, databases or technologies that are substantially equivalent or superior to those of the Company. In addition, there can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent infringement or misappropriation of the Company's proprietary assets.

     Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     The Company's ability to successfully maintain and expand its business through the acquisition of rights to, and the refinement and development of, its methodologies and databases is dependent, in large part, upon its contractual relationships with academic researchers and physicians. There can be no assurance that a disruption or severance of any one or more of these relationships would not have a material adverse effect on the Company's business, financial condition and results of operations or on the price of the Common Stock.

IDENTIFICATION AND INTEGRATION OF ACQUISITIONS

     The Company has expanded its product line through the acquisition of complementary businesses, products, methodologies, databases and technologies and may seek additional acquisitions in the future. Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has either limited or no direct experience and the potential loss of key employees of the acquired companies.

     Identifying and pursuing acquisition opportunities, integrating acquired products and businesses, and managing growth requires a significant amount of management time and skill. The Company has limited experience in acquiring businesses and there can be no assurance that the Company will be effective in identifying and effecting attractive acquisitions or assimilating such acquisitions in a timely fashion. Any delay or failure to successfully assimilate such acquisitions could result in the expenditure of money and increased demands on management's time and could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. In addition, acquisitions may involve the expenditure of significant funds and/or the issuance of additional securities, which may be dilutive to stockholders.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE CAPITAL WILL BE AVAILABLE

     Since its inception, the Company has financed its operations through cash provided by operations, the sale of equity and the issuance of debt instruments. If the Company were unable to generate sufficient revenues to fund its operations in the future, the Company may be required to raise additional funds to meet its capital and operating requirements through public or private financing, including equity financing. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. Adequate funds for the Company's operations may not be available when needed and, if available, may not be on terms attractive to the Company. The failure to obtain funding on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

SHARE PRICE VOLATILITY

     The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the healthcare or software and computer industries, developments or disputes concerning copyrights or proprietary rights, regulatory developments and economic or other factors. In addition, in recent years the stock market in general, and the shares of healthcare and computer software companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

COMPUTER SOFTWARE

     Like many companies, APACHE is currently in the process of evaluating its computer software and databases to determine whether or not modifications will be required to prevent problems related to the year 2000. These problems, which have been widely reported in the media, could cause malfunctions in certain software and databases with respect to dates on or after January 1, 2000, unless corrected. At this time, the Company has not yet determined the cost of evaluating its computer software or databases or of making any modifications required to correct any "Year 2000" problems.

EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of the Company, which could adversely effect the market price of the Company's Common Stock.

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working capital.

                              SELLING STOCKHOLDERS

     The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares of Common Stock pursuant to the exercise of stock options granted under the Plans. The Selling Stockholders named on the following table may resell all, a portion, or none of the shares of Common Stock that they acquire pursuant to the exercise of stock options under the Plans.

     Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 144 under Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company."

     The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of March 11, 1997. The address of each Selling Stockholder is c/o APACHE Medical Systems, Inc., 1650 Tysons Boulevard, McLean, Virginia 22102, except as otherwise noted.

                                         NUMBER OF SHARES      NUMBER OF SHARES      SHARES BENEFICIALLY
NAME OF SELLING STOCKHOLDER AND          BENEFICIALLY OWNED    COVERED BY            OWNED AFTER THE
POSITION WITH THE COMPANY                (1)                     THIS PROSPECTUS     OFFERING (2)
---------------------------------------  --------------------  --------------------  ----------------------
                                                                                         NUMBER  PERCENTAGE
                                                                                     ----------  ----------
Gerald E. Bisbee, Jr., Ph.D., Chairman
and Chief Executive Officer (3)                       551,177               400,177     151,000       2.08%

Robert E. Ciri, President and Chief
Operating Officer (4)                                 188,413                87,413     101,000          *%

James C. Flounlacker, Vice President,
Client Services (5)                                    14,237                 6,293       7,944          *%

Sherrie L. Jones, Vice President, New
Business Development(6)                                40,212                 9,963      30,249          *%

Stephen C. Strategos, Former Vice
President, Systems Engineering (7)                     11,089                10,489         600          *%

Douglas I. Thompson, Vice President,
Consulting Services (8)                                26,224                17,482       8,742          *%

Brion D. Umidi, Vice President,
Finance and Administration, Chief
Financial Officer and Treasurer (9)                    71,644                31,644      40,000          *%

Edward J. Connors, Director (10)                       10,490                10,490           0          *%

Thomas W. Hodson, Director (11)                        10,490                 6,993       3,497          *%

Lawrence S. Lewin, Director (12)                       10,490                10,490           0          *%

Stephen W. Ritterbush, Ph.D., Former
Director (13)                                         465,036                10,490     454,546       6.61%

Francis G. Ziegler, Director (14)                     203,084                 6,993     196,091       2.85%


Jim W. DeYoung, Consultant (15)                        22,029                19,931       2,098          *%

Neal L. Patterson, Former Director (16)               194,233                10,490     183,743       2.67%

Richard Whitney, Former Advisor to the
Board (17)                                             10,490                10,490           0          *%

Gary Gagnon, Former Senior Vice
President, Consultant (18)                             17,857                17,657         200          *%

Paul Devine, Consultant (19)                            6,994                 6,994           0          *%
Judith Hedstrom, Former Vice
President, Business Development (20)                   18,064                18,064           0          *%

Charlene Honeycutt, Manger of
Education (21)                                          3,623                 1,958       1,665          *%

Maureen Lauler, Director of
Competitive Analysis (22)                               3,698                 1,573       2,125          *%

Michael Maudlin, Former Consultant (23)                 3,112                 3,112           0          *%

Mark S. Modica, Former Director of
Finance and Former Consultant (24)                      1,575                 1,575           0          *%

James L. Oakes, Former Chief Operating
Officer (25)                                           32,780                32,780           0          *%

Craig K. Ray, Director of Clinical
Databases (26)                                          3,497                 1,514       1,983          *%

Sean P. Seerey, Eastern Sales
Manager (27)                                            9,472                 2,972       6,500          *%

Other Selling Stockholders (28)                        66,842                13,335      53,507          *%

 *    Less than 1% of the outstanding Common Stock.

 (1) Includes shares of Common Stock subject to options that have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such shares of Common Stock are not "beneficially owned" within the meaning of Section 13(d) of the Exchange Act. Based upon the Company's records as to options outstanding as of March 11, 1997 and upon information supplied to the Company by the Selling Stockholders in January 1997.

 (2) Based upon 6,871,353 shares of Common Stock outstanding as of March 10, 1997, plus in the case of each Selling Stockholder assuming that all shares of Common Stock covered by this prospectus are sold and that no additional shares are purchased or sold by any Selling Stockholder.

 (3)  Includes 550,177 shares issuable upon exercise of options.

 (4)  Includes 187,413 shares issuable upon exercise of options.

 (5)  Includes 13,987 shares issuable upon exercise of options.

 (6)  Consists of 40,212 shares issuable upon exercise of options.

 (7)  Includes 10,489 shares issuable upon exercise of options.

 (8)  Consists of 26,224 shares issuable upon exercise of options.

 (9)  Consists of 71,644 shares issuable upon exercise of options.

 (10) Consists of 10,490 shares issuable upon exercise of options.

 (11) Consists of 10,490 shares issuable upon exercise of options held by Mr. Hodson.

 (12) Consists of 10,490 shares issuable upon exercise of options.

 (13) Includes 10,490 shares issuable upon exercise of options held by Dr. Ritterbush. Also includes 454,546 shares (17,483 of which are issuable upon exercise of a vested warrant) owned of record by Fairfax Partners/The Venture Fund of Washington, L.P. as to which Dr. Ritterbush disclaims beneficial ownership.

 (14) Includes 10,490 shares issuable upon exercise of options held by Mr. Ziegler. Also includes 192,594 shares (32,207 of which are issuable upon exercise of vested warrants) owned of record by LHC Corporation as to which Mr. Ziegler disclaims beneficial ownership.

 (15) Consists of 22,029 shares issuable upon exercise of options.

 (16) Includes 10,490 shares issuable upon exercise of options held by Mr. Patterson. Also includes 183,743 shares owned of record by Cerner Corporation as to which Mr. Patterson disclaims beneficial ownership.

 (17) Consists of 10,490 shares issuable upon exercise of options.

 (18) Includes 17,657 shares issuable upon exercise of options.

 (19) Consists of 6,994 shares issuable upon exercise of options.

 (20) Consists of 18,064 shares issuable upon exercise of options.

 (21) Includes 3,498 shares issuable upon exercise of options.

 (22) Includes 3,498 shares issuable upon exercise of options.

 (23) Consists of 3,112 shares issuable upon exercise of options.

 (24) Consists of 1,575 shares issuable upon exercise of options.

 (25) Consists of 32,780 shares issuable upon exercise of options.

 (26) Consists of 3,497 shares issuable upon exercise of options.

 (27) Includes 9,372 shares issuable upon exercise of options.

 (28) Includes 37 employees who own an aggregate of 5,696 shares and who hold options to purchase 61,146 shares of Common Stock. For each of these employees, the number of shares covered by this prospectus is fewer than 1,000.

                              PLAN OF DISTRIBUTION

     Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own accounts and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares of Common Stock that may be offered hereby but may receive funds upon the exercise of the stock options pursuant to which the Selling Stockholders will acquire shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working
capital.   The Selling Stockholders have not advised the Company of any specific plans for distribution of the shares of the Common Stock covered by this Prospectus, but, if and when shares of Common Stock are sold, it is anticipated that shares of Common Stock will be sold from time to time primarily in transactions on Nasdaq at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of shares of Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Shares of Common Stock covered by this Prospectus may also be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL OPINION

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Gardner, Carton & Douglas, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1995 and 1996 and for each of the three years in the three-year period ended December 31, 1996, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                          APACHE MEDICAL SYSTEMS, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in to this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

           1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

           2. The Company's Current Report on Form 8-K dated February 20, 1997; and

           3. The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated June 4, 1996 filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.


           ITEM 4.        DESCRIPTION OF SECURITIES.

                    Not applicable.

           ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

                    Not applicable.

           ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Amended and Restated Certificate of Incorporation provides that the Company shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Certain unregistered securities were issued by the Company pursuant to the Plans prior to the effective date of this Registration Statement. Such securities were issued in reliance upon an exemption from registration provided by Rule 701 promulgated under the Securities Act or by Section 4(2) of the Securities Act. All such securities were issued to persons who were at such time employees or consultants of the Company and who were in possession of sufficient information to make an informed investment decision.


ITEM 8.  INDEX TO EXHIBITS.

         Exhibit Number  Description of Document
         --------------  -------------------------------------------------------
                    4.1    Amended and Restated Certificate of Incorporation*
                    4.2    By-laws*
                    5.1 Opinion of Gardner, Carton & Douglas regarding legality of securities
                   23.1    Consent of KPMG Peat Marwick LLP
                   23.2 Consent of Gardner, Carton & Douglas (included in exhibit 5.1)
                   24.1    Powers of Attorney (included on signature page)


---------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (333-4106), initially filed April 26, 1996.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

           (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any section, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on this 21st day of March 1997.

                                     APACHE MEDICAL SYSTEMS, INC.

                                     By:     /s/  Gerald E. Bisbee, Jr., Ph.D.
                                        ---------------------------------------
                                             Gerald E. Bisbee, Jr., Ph.D.
                                        Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald E. Bisbee, Jr., Ph.D., Robert E. Ciri and Brion D. Umidi, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 21st day of March 1997.


   SIGNATURES                                  TITLE
   ----------------------------------  -------------------------------------


    /s/  Gerald E. Bisbee, Jr., Ph.D.    Chairman and Chief Executive Officer
   ----------------------------------
   Gerald E. Bisbee, Jr., Ph.D.          (Principal Executive Officer)


    /s/  Brion D. Umidi                  Vice President, Finance and Administration, Treasurer and Chief
   -----------------------------------   Financial Officer (Principal Financial and Accounting Officer)
   Brion D. Umidi


    /s/  Edward J. Connors               Director
   -----------------------------------
   Edward J. Connors


    /s/  Thomas W. Hodson                Director
   -----------------------------------
   Thomas W. Hodson


    /s/  William A. Knaus, M.D.          Director
   -----------------------------------
   William A. Knaus, M.D.


    /s/  Lawrence S. Lewin               Director
   -----------------------------------
   Lawrence S. Lewin


    /s/  Francis G. Ziegler              Director
   -----------------------------------
   Francis G. Ziegler


                               INDEX TO EXHIBITS


Exhibit Number  Description of Document
--------------  ---------------------------------------------------------------------
       4.1      Amended and Restated Certificate of Incorporation*
       4.2      By-laws*
       5.1      Opinion of Gardner, Carton & Douglas regarding legality of securities
       23.1     Consent of KPMG Peat Marwick LLP
       23.2     Consent of Gardner, Carton & Douglas (included in exhibit 5.1)
       24.1     Powers of Attorney (included on signature page)

---------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (333-4106), initially filed April 26, 1996.



                                      E-1